Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of May 27, 2008, among SulphCo, Inc., a Nevada corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”); and

WHEREAS, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company shares of Common Stock on the Closing Date;

WHEREAS, the offer and sale of the shares of Common Stock hereunder have been registered by the Company in the Registration Statement, which has been declared effective by order of the Commission under the Securities Act; and

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Company and each Purchaser agrees as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(i).

“AMEX” means the American Stock Exchange.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144.

“Board of Directors” shall have the meaning ascribed to such term in Section 2.2(a).

“Business Day” means any day except Saturday, Sunday and any day that shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other government actions to close.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” means the second Business Day after AMEX has given written notice to the Company that the Shares have been approved for listing on AMEX, or such later date as is mutually acceptable to the parties.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $0.001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Kirkpatrick & Lockhart Preston Gates Ellis LLP.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Escrow Agent” shall have the meaning ascribed to such term in Section 2.1.

“Escrow Agreement” shall have the meaning ascribed to such term in Section 2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(g).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(n).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or financial condition of the Company, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document; provided, that none of the following alone shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) a change in the market price or trading volume of the Common Stock or (ii) changes in general economic conditions or changes affecting the industry in which the Company operates generally (as opposed to Company-specific changes) so long as such changes do not have a disproportionate effect on the Company.

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(l).

“Per Share Purchase Price” means $3.20, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement and prior to the Closing Date.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus Supplement” means the prospectus supplement to be filed with the Commission pursuant to Rule 424 under the Securities Act relating to the offer and sale of the Shares as listed in the form of prospectus included in the Registration Statement.

“Purchaser Representative” means ________________.

“Recent Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Registration Statement” means the registration statement filed with the Commission on Form S-3 (File No. 333-145460) under the Securities Act and the rules and regulations of the Commission thereunder, declared effective as of September 4, 2007, and such amendments to such registration statement as have been filed as of the date of this Agreement, the exhibits and any schedules thereto, the documents incorporated by reference therein and the documents and information otherwise deemed to be a part thereof or included therein, including the Prospectus Supplement and any post-effective amendment.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(d).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Secretary’s Certificate” shall have the meaning ascribed to such term in Section 2.2(a).

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Subscription Amount” means, as to each Purchaser, the amount set forth below such Purchaser’s signature block on the signature page hereto, in United States dollars and in immediately available funds.

“Subscription Amounts” means the total of each Subscription Amount from all Purchasers.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Capital Market.

“Transaction Documents” means this Agreement, the Escrow Agreement and any other documents or agreements executed in connection with the transaction contemplated hereunder.

“Transfer Agent” means the Company’s transfer agent, Integrity Stock Transfer.

ARTICLE II.
PURCHASE AND SALE

2.1 Closing.On the Closing Date, each Purchaser shall purchase from the Company, severally and not jointly with the other Purchasers, and the Company shall issue and sell to each Purchaser, the number of Shares set forth on Schedule 2.1 under the caption “Shares of Common Stock Purchased” with respect to such Purchaser. The aggregate number of Shares sold hereunder shall be 6,818,750. Prior to the Closing, the Subscription Amount payable by each Purchaser in the Closing, together with all other closing deliverables available, shall be placed in escrow pending the Closing pursuant to a closing escrow agreement among the Company, the Purchaser Representative and the Transfer Agent (the latter serving as the “Escrow Agent”), in substantially the form of Exhibit A hereto (the “Escrow Agreement”). Upon satisfaction of the conditions to the obligations of the Purchasers set forth in Section 2.2(a) and the conditions to the obligations of the Company set forth in Section 2.2(b), the Closing shall occur on the Closing Date at the New York offices of Company Counsel or such other location as the parties shall mutually agree.

2.2 Closing Conditions; Deliveries.

(a) The obligations of each Purchaser to purchase the Shares and to pay the Subscription Amount therefor are subject to the satisfaction, or waiver by the Purchaser Representative, of each of the following conditions:

(i) AMEX shall have notified the Company in writing of its approval of the Company’s additional listing application providing for listing of the Shares.

(ii) All representations and warranties of the Company contained herein shall remain true and correct as of the Closing Date and all covenants of the Company shall have been performed if due prior to such date.

(iii) There shall have been delivered by wire transfer to the Escrow Agent, to the account set forth on Exhibit A hereto, Subscription Amounts in cash of at least $15,000,000.

(iv) The Company shall deliver or cause to be delivered to each Purchaser the following (each document to be reasonably satisfactory in form and substance to the Purchaser Representative and to counsel for the Purchaser Representative):

(A) this Agreement duly executed by the Company;

(B) a copy of, and written acknowledgement of receipt by the Transfer Agent of, irrevocable instructions duly signed by an authorized signatory of the Company addressed to the Transfer Agent instructing the Transfer Agent to (i) deliver, on an expedited basis and no later than the third Trading Day after the Closing Date, one or more certificates evidencing the aggregate number of shares of Common Stock duly authorized, issued, fully paid and non-assessable, or (ii) instructing the Transfer Agent to issue electronic shares via the DWAC system of the Depository Trust Company duly authorized, issued, fully paid and non-assessable, if so requested by such Purchaser, in each case equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser;

(C) A legal opinion of Company Counsel, dated as of the Closing Date, covering the matters and in substantially the form attached hereto as Exhibit C;

(D) A certificate of the Secretary of the Company (the “Secretary’s Certificate”), in form and substance satisfactory to the Purchaser Representative, certifying in his capacity as an officer of the Company as follows:

(1) that attached to the Secretary’s Certificate is a true and complete copy of the Certificate of Incorporation of the Company, as amended to the Closing Date;

(2) that attached to the Secretary’s Certificate is a true and complete copy of the Bylaws of the Company, as amended to the Closing Date;

(3) that attached to the Secretary’s Certificate are true and complete copies of the resolutions of the Board of Directors of the Company (the “Board of Directors”) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby and by the other Transaction Documents including, but not limited to, the authorization and issuance of the Shares; and

(4) the names and true signatures of the officers of the Company signing this Agreement and all other documents executed on behalf of the Company to be delivered in connection with this Agreement;

(E) A certificate executed by the chief financial officer of the Company stating that the representations and warranties of the Company hereunder are true and correct as of the Closing Date and that the Company has performed all obligations required to be performed prior to such date; and

(F) A certificate of good standing of the Company as of a recent date.

(b) The obligations of the Company to issue and sell the Shares to each Purchaser hereunder are subject to the satisfaction or waiver by the Company of each of the following conditions:

(i) The Company shall have received written notification from AMEX of its approval of the Company’s additional listing application providing for listing of the Shares.

(ii) All representations and warranties of such Purchaser contained herein shall remain true and correct as of the Closing Date and all covenants of such Purchaser shall have been performed if due prior to such date.

(iii) There shall have been delivered by wire transfer to the Escrow Agent, to the account set forth on Exhibit A hereto, Subscription Amounts in cash of at least $15,000,000.

(iv) Such Purchaser shall have delivered or caused to be delivered to the Company this Agreement duly executed by such Purchaser.

(v) Such Purchaser shall have delivered or caused to be delivered by wire transfer to the Escrow Agent, to the account set forth on Exhibit B hereto, such Purchaser’s Subscription Amount.

Notwithstanding the foregoing, in the event that the conditions set forth in Sections 2.2(a)(i) and 2.2(b)(i) shall not be satisfied by the date 15 Business Days after the date of this Agreement, none of the parties hereto shall be obligated to consummate the transactions contemplated by this Agreement and any items delivered pursuant to this Section 2.2 shall be returned by the Escrow Agent to the appropriate party.

2.3 Optional Closing.In the event the conditions set forth in Sections 2.2(a)(iii) and 2.2(b)(iii) shall not be satisfied as of the Closing Date, each Purchaser shall have the option to proceed with the Closing solely with respect to such Purchaser’s own investment; provided, however, that all other conditions set forth in Section 2.2 shall have been satisfied by the Closing Date or waived by the Company or such Purchaser, as appropriate. Upon such Purchaser’s exercise of such option, such Purchaser shall be obligated to purchase the Shares and to pay the Subscription Amount therefor, and the Company shall be obligated to issue and sell Shares to such Purchaser. A Purchaser electing to exercise such option shall provide the Company with written notice thereof on the Closing Date.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company.Except as set forth in the Disclosure Schedules specified in the items below, which Disclosure Schedules shall be deemed a part hereof, the Company hereby makes the representations and warranties set forth below to each Purchaser as of the date hereof and as of the Closing Date:

(a) Organization and Qualification. The Company is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of its certificate of incorporation or bylaws. The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a Material Adverse Effect, and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. No approval by the Company’s stockholders is required for the consummation of the transactions contemplated by the Transaction Documents, including the issuance and sale of the Shares. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith other than in connection with the Required Approvals (as defined in Section 3.1(d)). Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Shares and the consummation by the Company of the other transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 3.2 hereof, federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, or (iv) conflict with or violate the terms of any agreement by which the Company is bound or to which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to Section 4.2 of this Agreement, (ii) the filing with the Commission of a prospectus supplement and Form 8-K, and (iii) application(s) to AMEX for the listing of the Shares for trading thereon in the time and manner required thereby (collectively, the “Required Approvals”). The Company has filed, or will file, a prospectus supplement with the Commission with respect to the offer and sale of the Shares at or before the date such filing is required by Rule 424 of the rules under the Securities Act, and has filed or will file an application with AMEX for the listing of the Shares for trading thereon in the time and manner required by the rules and listing requirements of AMEX.

(e) Issuance of the Shares. The Shares are authorized and, when issued and paid for in accordance with the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.

(f) Capitalization. The number of authorized and outstanding shares of capital stock and Common Stock Equivalents of the Company, before giving effect to the Closing of the transaction contemplated herein, is as described in the Company’s most recent periodic report filed with the Commission. The Company has not issued any capital stock (including, without limitation, any Common Stock Equivalents) since such filing other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s omnibus incentive plan and pursuant to the conversion or exercise of outstanding Common Stock Equivalents. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in the SEC Reports, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders. None of the stockholders of the Company possess any preemptive rights in respect of the Shares.

(g) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including, without limitation, pursuant to Section 13(a) or 15(d) thereof and including, without limitation, any registration statements or prospectuses filed by the Company, during the twenty-four months preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no pending internal investigations (including investigations by any committee of the Board of Directors) relating to any accounting or internal controls matters, including without limitation, stock option pricing and grant procedures.

(h) Material Changes. Since December 31, 2007, except as disclosed in the SEC Reports filed since December 31, 2007 including exhibits thereto filed or incorporated by reference therein (the “Recent Reports”), (i) there has been no event, occurrence or development that has had or that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, and (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders.

(i) Litigation. Except as set forth in the Recent Reports, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) other than (i) Actions described in the Disclosure Schedules, and (ii) Actions which did not exist, and were not known to the Company, as of the date of this Agreement and which (i) adversely affect or challenge the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) if there were an unfavorable decision, would result in a Material Adverse Effect.

(j) Labor Relations. The Company is not party to any collective bargaining agreement or employs any member of a union. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which would result in a Material Adverse Effect.

(k) Compliance. The Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), or (ii) in violation of any order of any court, arbitrator or governmental body, in each case, applicable to its business or assets, except in each case as would not have a Material Adverse Effect.

(l) Regulatory Requirements. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as described in the Recent Reports, except where the failure to possess such permits would not result in a Material Adverse Effect (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit. All the Material Permits have been duly issued or obtained and are in full force and effect, and the Company is in material compliance with the terms of all the Material Permits. The Company has not engaged in any activity that, to its knowledge, would cause revocation or suspension of any such Material Permits. The Company has no knowledge of any facts which could reasonably be expected to cause the Company to believe that the Material Permits will not be renewed by the appropriate governmental authorities in the ordinary course. Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Material Permits.

(m) Title to Assets. The Company has good and marketable title in fee simple to all real property owned by it that is material to the business of the Company and good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases of which the Company is in compliance.

(n) Intellectual Property.

(i) The Company owns or possesses adequate rights to use all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used or controlled by the Company (collectively, the “Intellectual Property Rights”) and in and to each material invention, software, trade secret, technology, product, composition, formula and method of process used by the Company (the Intellectual Property Rights and such other items, the “Intellectual Property”), and, to the Company’s knowledge, has the right to use the same, free and clear of any claim or conflict with the rights of others;

(ii) Except as set forth in the SEC Filings, there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to its knowledge, there are no reasonable grounds for any such claims;

(iii) Except as set forth in the SEC Filings, the Company has not made any claim of any violation or infringement by others of its rights in the Intellectual Property, and to the best of the Company’s knowledge, no reasonable grounds for such claims exist; and

(iv) Except as set forth in the SEC Filings, the Company has not received notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property.

(o) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged.

(p) Transactions With Affiliates and Employees. Except as set forth in the Recent Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case and in the aggregate in excess of $100,000, other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option or other stock incentive agreements under any stock option or incentive plan of the Company.

(q) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the individuals responsible for the timely and accurate preparation of the Company’s filings with the Commission and other public disclosure documents.

(r) Certain Fees. Except as set forth on Schedule 3.1(r), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. Each Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Purchasers or other Persons for fees of a type contemplated in this Section 3.1(r) that may be due from the Company in connection with the transactions contemplated by this Agreement.

(s) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(t) Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

(u) Form S-3 Eligibility. The Company is eligible to register the offer and sale of the Shares to the Purchasers under Form S-3 promulgated under the Securities Act. The offer and sale of the Shares have been registered under, and are entitled to the benefits of, the Registration Statement, and the Shares are not restricted securities pursuant to the Securities Act.

(v) Taxes. Except for matters that would not, individually or in the aggregate, would result in a Material Adverse Effect, the Company has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company.

The Purchasers each acknowledge and agree that the Company does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in this Agreement and in the other Transaction Documents.

3.2 Representations and Warranties of the Purchasers.Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a) Organization; Authority. Such Purchaser (if other than a natural person) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or limited liability company power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of the Transaction Documents to which such Purchaser is a party and performance by such Purchaser of the transactions contemplated thereby have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Investment Intent. Such Purchaser is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other persons regarding the distribution of such Shares (this representation and warranty not limiting such Purchaser’s right to sell the Shares in compliance with the terms of the Shares and applicable federal and state securities laws at any time). Such Purchaser is acquiring the Shares hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

(c) Compliance. Such Purchaser has complied with all applicable federal securities laws and regulations, including without limitation, Regulation M, in connection with the transactions contemplated by this Agreement.

(d) Receipt of Registration Statement. Such Purchaser acknowledges that it has received the Company’s prospectus supplement dated April 30, 2008 relating to the issuance and sale by the Company of the securities described therein in one of more offerings up to a total dollar amount of proceeds of $150,000,000, as filed in the Registration Statement.

(e) Information. All materials relating to the business, financial condition, management and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by such Purchaser have been made available to such Purchaser or its advisors. Such Purchaser and its advisors have been afforded the opportunity to ask questions of representatives of the Company. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares and understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

The Company acknowledges and agrees that each Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in this Section 3.2.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions. Subject to compliance with state and federal securities laws, the Purchasers shall be entitled to assign and transfer, without any prior consent and without restriction, any portion or all of the Shares and the rights thereto.

4.2 Securities Laws Disclosure; Publicity. The Company shall (i) as soon as practicable upon receipt of each Purchaser’s signatures, but not later than 9:30 a.m. (New York time) on May 28, 2008, and (ii) not later than two Business Days following the Closing Date, issue press releases, and (iii) within four Business Days following the Closing Date, file a Current Report on Form 8-K, in each case reasonably acceptable to the Purchaser Representative, disclosing the material terms of the transactions contemplated hereby. The Company shall, not later than 9:30 a.m. (New York time) on the day following the day that the Company receives written notification from AMEX of its approval of the Company’s additional listing application providing for listing of the Shares, issue a press release disclosing such approval. The Company and the Purchaser Representative shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of the Purchaser Representative, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, following the date of this Agreement and following the Closing Date, the Company may file Current Reports on Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and the occurrence of the execution of this Agreement and the Closing of the transactions contemplated herein, respectively, and including as exhibits to such Forms 8-K this Agreement (including the schedules hereto and the names and addresses of the Purchasers), in the form required by the Exchange Act and Regulation FD promulgated thereunder; further, each Purchaser acknowledges that the Company may choose to delay filing of such exhibits until the filing of its Quarterly Report on Form 10-Q for the quarter in which such documents are executed, and that such exhibits to such Forms 8-K or 10-Q may be incorporated by reference into subsequent filings of the Company with the Commission. Except as herein provided or with the prior written consent of such Purchaser, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any press release, the non-Exhibit sections of any filing with the Commission or any regulatory agency or Trading Market, except to the extent such disclosure is required by law or Trading Market regulations.

4.3 Non-Public Information. The Company represents and warrants to each Purchaser that neither it nor any other Person acting on its behalf has provided the Purchaser or its agents or counsel with any information that constitutes material non-public information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representation and covenant in effecting transactions in securities of the Company. Nothing in this Section 4.3 limits Purchasers’ rights with respect to the representations and warranties set forth in Section 3.1.

4.4 Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares for general corporate purposes and working capital.

4.5 Reservation of Common Stock. As of the date hereof, the Company has reserved, and the Company shall continue to reserve and keep available at all times, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Shares pursuant to this Agreement.

4.6 Listing of Common Stock. The Company hereby agrees to use reasonable best efforts to maintain the listing of the Common Stock on a Trading Market, and, to the extent that the Common Stock is so listed, to use its best efforts to list all of the Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application all of the Shares, and will take such other action as is necessary to cause all of the Shares to be listed on such other Trading Market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.7 Additional Covenants.

(a) The Company shall timely prepare and file such applications, consents to service of process (but not including a general consent to service of process) and similar documents and take such other steps and perform such further acts as shall be required by the securities law requirements of each jurisdiction where a Purchaser resides, as indicated on the signature pages hereto, with respect to the sale of the Shares under this Agreement.

(b) From the date of this Agreement until the Closing Date, the Company (1) shall conduct its business in all material respects in the ordinary course, consistent with its past practices, and (2) shall not issue, sell, or agree to issue or sell, any Common Stock or Common Stock Equivalents, other than (A) the grant of options or other stock incentive awards to employees, consultants and directors pursuant to the Company’s equity incentive plans, or (B) the issuance of shares of Common Stock upon the exercise or conversion of Common Stock Equivalents that are outstanding on the date hereof.

ARTICLE V.
MISCELLANEOUS

5.1 Fees and Expenses. Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided, however, upon the Closing of the transactions contemplated by this Agreement; the Company shall reimburse the Purchaser Representative for its reasonable legal fees and expenses, up to $10,000. Such fees and expenses shall be reimbursed only if a Closing is completed for the transactions contemplated by this Agreement. Such fees and expenses, may, at the election of the Company, be paid out of the funds due from the Purchasers at the Closing.

5.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) one Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:00 p.m. (New York time) on a Trading Day, (b) two Trading Days after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day, (c) the fourth Trading Day following the date of shipment, if sent by internationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. The Company shall, concurrently with providing any notice in the manner set forth in the preceding two sentences, transmit a copy of such notice (which copy shall not, by itself, be deemed to constitute notice hereunder) by email to such email address as is set forth on the signature pages attached hereto).

5.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers holding a majority of the Shares or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof.

5.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Shares, to the extent of the transferability of such Shares, provided such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the “Purchasers”.

5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.8 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, and further agrees to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement (provided that for deliveries to addresses outside of the United States, such copy shall be delivered to such address by internationally recognized overnight courier) and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. To the extent permitted by the law applicable to the court in which claims hereunder may be adjudicated, each of the parties hereby waives all rights to a trial by jury. If any party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10 Survival. The representations and warranties herein shall not survive the Closing and delivery of the Shares.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.13 Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.

5.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.15 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.

5.16 Appointment of Purchaser Representative. For reasons of administrative convenience, the Purchasers appoint _________________. to act as the Purchaser Representative. In connection with the transactions contemplated by this Agreement, each Purchaser expressly authorizes the Purchaser Representative to execute the Escrow Agreement on such Purchaser’s behalf.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SULPHCO, INC.			Address for Notice:

4333 W. Sam Houston Pkwy N.
Suite 190
By:			Houston, TX 77043
	Name:	Stanley W. Farmer	Telephone: (713) 896-9100
	Title:	Vice President and Chief Financial Officer	Fax: (713) 896-8803
With a copy to (which shall not constitute notice):

Robert S. Matlin, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
599 Lexington Avenue
New York, NY 10022

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
(Signature Pages for Purchasers Follow)

PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investing Entity: _______________________________

Signature of Authorized Signatory of Investing Entity: __________________________________

Name of Authorized Signatory: ____________________________________________________

Title of Authorized Signatory: _____________________________________________________

Email Address of Authorized Entity:________________________________________________

Address for Notice of Investing Entity:
_________________________________
_________________________________
_________________________________
_________________________________

Address for Delivery of Securities for Investing Entity (if not same as above):
_________________________________
_________________________________
_________________________________
_________________________________

Subscription Amount: $__________________
Shares: ________________

[___________________ Signature Page to SulphCo, Inc. Securities Purchase Agreement]

Exhibit 4.1

SCHEDULE 2.1

LIST OF PURCHASERS

Name of Purchaser	Shares of Common Stock Purchased

Total:

SCHEDULE 3.1

DISCLOSURE SCHEDULES

Schedule 3.1(r). Certain Fees.

The Company has agreed to pay to Olympus Securities, LLC a fee in cash with respect to the transactions contemplated by this Agreement. Such fee is based upon the gross proceeds of the transactions contemplated by this Agreement.

EXHIBIT A

FORM OF ESCROW AGREEMENT

EXHIBIT B

ESCROW AGENT INFORMATION

EXHIBIT C

FORMS OF LEGAL OPINIONS FROM COMPANY COUNSEL

Opinions of counsel for the Company to be delivered pursuant to Section 2.2(a)(iv)(C) of the Agreement. Capitalized terms herein shall, unless the context indicates otherwise, have the same meanings as in the Agreement. Any reference in one section hereof to another section or a schedule attached to the Agreement shall be deemed to incorporate the matters addressed in such referenced section or schedule. To be provided with reference to such assumptions and qualifications that are customary in opinion letters of this kind:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Nevada. The Company has the corporate power required to conduct its business as described in the Recent Reports.

2. The Company has taken all corporate action necessary to authorize the execution, delivery and performance by the Company of the Transaction Documents.

3. The execution and delivery by the Company of the Transaction Documents, and the performance by the Company of its obligations under the Transaction Documents, do not violate the Company’s certificate of incorporation or bylaws. The execution and delivery by the Company of the Transaction Documents, and the performance by the Company of its obligations under the Transaction Documents, do not violate the Covered Laws (to be identified in the opinion)

4. Each of the Transaction Documents is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5. The Shares are duly authorized and, when issued and sold in accordance with the Agreement, the Shares will be validly issued, fully paid and nonassessable.

6. The Registration Statement has become effective under the Securities Act. Any required filing of the Prospectus Supplement pursuant to Rule 424(b) has been made in accordance with Rule 424(b). To our knowledge, without investigation, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been initiated or threatened by the Commission.

7. The Registration Statement and the Prospectus, as of their respective effective or issue dates (other than the financial statements and related notes and schedules and other financial, accounting, and statistical information included therein or omitted therefrom, as to which we express no opinion), complied as to form in all material respects with the requirements of the Securities Act and the regulations under the Securities Act.